Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-186958, 333-160702, 333-117986, 333-108342, 333-86224 and 333-80387 on Form S‑8 of our reports dated February 21, 2019, relating to the financial statements and financial statement schedule of Columbia Sportswear Company, and the effectiveness of Columbia Sportswear Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Sportswear Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Portland, Oregon
February 21, 2019